ITEM 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENTS


Post-Effective Amendment No. 29 under the Securities Act of 1933 and Amendment No. 23 under the Investment Company Act of 1940 was filed with the Securities and Exchange Commission pursuant to Rule 485(a) of the Securities Act of 1933 on May 26, 1998. Subsequently, following non-fundamental policies became effective pursuant to a Rule 485(b) filed with the Commission on July 27, 1998.

Inverse Floaters

The Fund may invest in securities known as "inverse floaters" which represent interests in municipal securities. The Fund intends to purchase inverse floaters to assist in duration management and to seek current income. These obligations pay interest rates that vary inversely with changes in the interest rates of specified short-term municipal securities or an index of short-term municipal securities. The interest rates on inverse floaters will typically decline as short-term market interest rates increase and increase as short-term market rates decline. Inverse floaters will generally respond to changes in market interest rates more rapidly than fixed-rate long-term securities (typically twice as fast). As a result, the market values of inverse floaters will generally be more volatile than the market values of fixed-rate municipal securities. Typically, the portion of the portfolio invested in inverse floaters will be subject to additional volatility. Financial Futures

The Fund may purchase and sell interest rate and index financial futures contracts. These financial futures contracts may be used to hedge all or a portion of its portfolio against changes in the market value of portfolio securities and interest rates, provide additional liquidity, and accomplish its current strategies in a more expeditious fashion. Financial futures contracts call for the delivery of particular debt instruments at a certain time in the future. The seller of the contract agrees to make delivery of the type of instrument called for in the contract and the buyer agrees to take delivery of the instrument at the specified future time.
As a matter of investment policy, which may be changed without shareholder approval, the Fund may not purchase or sell futures contracts if immediately thereafter the sum of the amount of margin deposits on the Fund's existing futures positions would exceed 5% of the market value of the Fund's total assets. When the Fund purchases futures contracts, an amount of municipal securities, cash or cash equivalents, equal to the underlying commodity value of the futures contracts (less any related margin deposits), will be deposited in a segregated account with the Fund's custodian (or the broker, if legally permitted) to collateralize the position.

Risks

When the Fund uses financial futures, there is a risk that the prices of the securities subject to the portfolio. This may cause the futures contract to react differently than the portfolio securities to futures contracts may not correlate perfectly with the prices of the securities in the Fund's market changes. In addition, the Fund's investment adviser could be incorrect in its expectations about the direction or extent of market factors such as interest rate movements. In these events, the Fund may lose money on the futures contract. It is not certain that a secondary market for positions in futures contracts will exist at all times. Although the investment adviser will consider liquidity before entering into futures transactions, there is no assurance that a liquid secondary market on an exchange or otherwise will exist for any particular futures contract at any particular time. The Fund's ability to establish and close out futures positions depends on this secondary market.











Item 77Q(a)(i)
Amendments to By-Laws

Intermediate Municipal Trust

Amendment #4
to the By-Laws

(effective February 23, 1998)




Delete Sections 1, 2 and 3 of Article I, OFFICERS AND THEIR ELECTION, and replace with:

Section 1. Officers. The Officers of the Trust shall be a President, one or more Vice Presidents, a Treasurer, and a Secretary. The Board of Trustees, in its discretion, may also elect or appoint a Chairman of the Board of Trustees (who must be a Trustee) and other Officers or agents, including one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. A Vice President, the Secretary or the Treasurer may appoint an Assistant Vice President, an Assistant Secretary or an Assistant Treasurer, respectively, to serve until the next election of Officers. Two or more offices may be held by a single person except the offices of President and Vice President may not be held by the same person concurrently.
It shall not be necessary for any Trustee or any Officer to be a holder of shares in any Series or Class of the Trust.

Section 2. Election of Officers. The Officers shall be elected annually by the Trustees. Each Officer shall hold office for one year and until the election and qualification of his successor, or until earlier resignation or removal. The Chairman of the Board of Trustees, if there is one, shall be elected annually by and from the Trustees, and serve until a successor is so elected and qualified, or until earlier resignation or removal.

Section 3. Resignations and Removals and Vacancies. Any Officer of the Trust may resign at any time by filing a written resignation with the Board of Trustees (or Chairman of the Trustees, if there is one), with the President, or with the Secretary. Any such resignation shall take effect at the time specified therein or, if no time is specified, at the time of receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any Officer elected by the Board of Trustees or whose appointment has been ratified by the Board of Trustees may be removed with or without cause at any time by a majority vote of all of the Trustees. Any other employee of the Trust may be removed or dismissed at any time by the President. Any vacancy in any of the offices, whether by resignation, removal or otherwise, may be filled for the unexpired portion of the term by the President. A vacancy in the office of Assistant Vice President may be filled by a Vice President; in the office of Assistant Secretary by the Secretary; or in the office of Assistant Treasurer by the Treasurer. Any appointment to fill any vacancy shall serve subject to ratification by the Board of Trustees at its next regular meeting.

Item 77Q(a)(ii)
Amendments to By-Laws


Intermediate Municipal Trust

Amendment #5
to the By-Laws

(effective February 27, 1998)



Delete Section 5 Proxies of Article IV Shareholders' Meetings, and replace with the following:

Section 5. Proxies. Any shareholder entitled to vote at any meeting of shareholders may vote either in person, by telephone, by electronic means including facsimile, or by proxy, but no proxy which is dated more than six months before the meeting named therein shall be accepted unless otherwise provided in the proxy. Every proxy shall be in writing, subscribed by the shareholder or his duly authorized agent or be in such other form as may be permitted by law, including documents conveyed by electronic transmission. Every proxy shall be dated, but need not be sealed, witnessed or acknowledged. The placing of a shareholder's name on a proxy or authorizing another to act as the shareholder's agent, pursuant to telephone or electronically transmitted instructions obtained in accordance with procedures reasonably designed to verify that such instructions have been authorized by such shareholder, shall constitute execution of a proxy by or on behalf of such shareholder. Where Shares are held of record by more than one person, any co-owner or co-fiduciary may execute the proxy or give authority to an agent, unless the Secretary of the Trust is notified in writing by any co-owner or co-fiduciary that the joinder of more than one is to be required. All proxies shall be filed with and verified by the Secretary or an Assistant Secretary of the Trust, or the person acting as Secretary of the Meeting. Unless otherwise specifically limited by their term, all proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.


Item 77Q(a)(iii)
Amendments to By-Laws

Intermediate Municipal Trust
Amendment #6
to the By-Laws
(effective May 12, 1998)



Strike Section 3 - Place of Meeting of Article IV - Shareholders' Meetings and replace it with the following:
Section 3. Place of Meeting. Meetings of the shareholders of the Trust or a particular Series or Class shall be held at such place within or without The Commonwealth of Massachusetts as may be fixed from time to time by resolution of the Trustees.
Strike Section 6 - Place of Meeting of Article V - Trustees' Meetings and replace it with the following:
Section 6. Place of Meeting. Meetings of the Trustees shall be held at such place within or without The Commonwealth of Massachusetts as fixed from time to time by resolution of the Trustees, or as the person or persons requesting said meeting to be called may designate, but any meeting may adjourn to any other place.